         FOR IMMEDIATE RELEASE

SECURE ALERT INC. APPOINTS NEW BOARD MEMBERS AT ANNUAL MEETING OF SHAREHOLDERS AND APPROVES AN INCREASE IN SHARES OF COMMON STOCK

SANDY, Utah, December 28, 2011 – SecureAlert, Inc. (OTCBB: SCRA, OTCQB: SCRA), a national leader in offender intervention and tracking technologies widely used by public safety agencies throughout the United States and expanding globally, held its Annual Meeting of Shareholders on December 21, 2011 at the Company headquarters.  The following individuals were elected to the Board of Directors:  John L. Hastings III, Rene Klinkhammer, Larry G. Schafran, George F. Schmitt, David P. Hanlon, Antonio J. Rodriguez, and Winfried Kunz.  Following the Annual Meeting, the new Board of Directors met and voted to increase the size of the Board from seven to nine members and appointed David S. Boone and Dan L. Maybe to fill the two additional seats.

The shareholders of the Company also approved an increase in the authorized shares of common stock in the company from 600,000,000 to 1,250,000,000.  The increase in authorized shares allows the Company flexibility to issue shares, if the Board deems it advisable, to satisfy existing agreements and for future needs such as providing incentives for employees and partners  and establishing strategic relationships.  In addition, the shareholders approved the 2012 equity compensation plan for employees, and ratified Hansen Barnett & Maxwell P.C. as the Company’s independent registered public accountant.

“We are very excited about the new Board members, each of whom brings new talent, experience and enthusiasm, as we move the Company to the next stage of our growth,” said John L. Hastings, III, CEO of SecureAlert.  Mr. Hastings continued, “The 2012 Equity Compensation Plan allows us to reward and incentivize our outstanding and dedicated employees.  We continue to work with and appreciate the support and confidence of our customers, partners and shareholders.”

About SecureAlert, Inc.

SecureAlert is a leading international provider of reliable electronic monitoring solutions, case management and services widely utilized by law enforcement agencies worldwide.   SecureAlert offers real-time intervention services and innovative technologies to observe and track offenders wherever they may be: In their car, home or office.   The Company delivers highly reliable intervention technologies and peace-of-mind through programs which allow probationers and paroled offenders to re-enter society by electronically monitoring them 24 hours a day, for enhanced public safety, while reducing the overall burdens and costs carried by the criminal justice and corrections systems.  To learn more about SecureAlert, Inc., please visit www.securealert.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act, including future growth and earnings opportunities of the Company.   Actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the Company's ability to promptly satisfy orders and other economic, competitive, governmental, technological, regulatory, manufacturing and marketing risks associated with the Company's business and financial plans.   The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in the Company's most recent filings with the Securities and Exchange Commission.

Investor Relations Contact:
Stanley Wunderlich
Consulting for Strategic Growth 1 Ltd.
Tel: 800-625-2236 ext. 7770
Email: info@cfsg1.com